AMENDMENT NO. 9
TO THE
THIRD AMENDED AND RESTATED
MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of June 14, 2023, amends the Third Amended and Restated Master Administrative Services Agreement (the "Agreement"), dated July 1, 2020, by and between Invesco Advisers, Inc., a Delaware corporation (the "Administrator") and AIM Investment Funds (Invesco Investment Funds), a Delaware statutory trust (the "Trust"), as follows:

W I T N E S S E T H:

WHEREAS, the Trust desires to amend the Agreement to remove Invesco Emerging Markets Innovators Fund, a series portfolio of AIM Investment Funds (Invesco Investment Funds) (“AIF”) effective June 23, 2023.

NOW, THEREFORE, the parties agree as follows;

1.       Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A
TO
THIRD AMENDED AND RESTATED
MASTER ADMINISTRATIVE SERVICES AGREEMENT
OF
AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS)

Portfolios	Effective Date of Agreement	Advisory/Administrative Services Fee Limit
Invesco Balanced-Risk Allocation Fund	May 29, 2009	N/A

Invesco Balanced-Risk Commodity Strategy Fund	November 29, 2010	N/A

Invesco Core Bond Fund	May 24, 2019	N/A

Invesco Developing Markets Fund	May 24, 2019	N/A

Invesco Discovery Mid Cap Growth Fund	May 24, 2019	N/A

Invesco EQV Emerging Markets All Cap Fund	July 1, 2006	N/A

Invesco Emerging Markets Local Debt Fund	May 24, 2019	N/A

Invesco Fundamental Alternatives Fund	May 24, 2019	N/A

Invesco Global Allocation Fund	May 24, 2019	N/A

Invesco Global Infrastructure Fund***	April 22, 2014	0.90% of the first $500M
0.85% of the next $500M
0.80% of the next $4B
0.75% of the excess over
$5B of average daily net assets

Invesco Global Strategic Income Fund	May 24, 2019	N/A

Invesco Greater China Fund	July 1, 2006	N/A

Invesco Health Care Fund	July 1, 2006	N/A

Invesco International Bond Fund	May 24, 2019	N/A

Invesco Macro Allocation Strategy Fund	September 25, 2012	N/A

Invesco Multi-Asset Income Fund***	December 14, 2011	0.60% of the first $500M
0.55% of the next $500M
0.50% of the next $4B
0.45% of the excess over
$5B of average daily net assets

Invesco SteelPath MLP Alpha Fund#	May 24, 2019	N/A

Invesco SteelPath MLP Alpha Plus Fund#	May 24, 2019	N/A

Invesco SteelPath MLP Income Fund#	May 24, 2019	N/A

Invesco SteelPath MLP Select 40 Fund#	May 24, 2019	N/A

Invesco World Bond Factor Fund	July 1, 2006	N/A

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

* The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month.

** Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.

*** The administrative services fee paid under this Agreement may not be increased so that the combined advisory fee paid under the Advisory Agreement plus the administrative services fee paid under this Agreement exceeds the “Advisory/Administrative Services Fee Limit” in the table above unless such increase is approved by a majority of the Fund’s outstanding voting securities or the Fund concurrently enters into a contractual arrangement with the Administrator to waive the increased amount, provided that such contractual arrangement can only be eliminated by approval of a majority of the Fund’s outstanding voting securities.

#The SteelPath Funds pay UMB Fund Services for certain administration services directly. As such, Invesco may only receive fees for Administrative Services under this agreement to the extent that those fees assessed under the Uniform Methodology are in excess of the fees paid to UMB Fund Services.”

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

AIM INVESTMENT FUNDS
(INVESCO INVESTMENT FUNDS)

By:	/s/ John M. Zerr
John M. Zerr
Senior Vice President

INVESCO ADVISERS, INC.

By:	/s/ Melanie Ringold
Melanie Ringold
Senior Vice President & Secretary

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